Exhibit 99


                                 For:       Kasper A.S.L., Ltd.
                                 Contact:   Mary Ann Domuracki
                                            Kasper A.S.L., Ltd.
                                            Executive Vice President -
                                            Finance and Administration
                                            (201) 864-0328

For Immediate Release
---------------------
                                 Investors: Stacey Bibi/Caroline
                                            Eustace/Bernadette Maglione

                                 Media:     Stacy Roth
                                            Morgen-Walke Associates
                                            (212) 850-5600


                  KASPER A.S.L., LTD. COMPLETES ACQUISITION OF
                              ANNE KLEIN TRADEMARKS


         Secaucus, NJ, July 12, 1999 - Kasper A.S.L., Ltd. (Nasdaq: KASP) announced today that it has completed the acquisition of Anne Klein trademarks, including ANNE KLEIN(R), ANNE KLEIN II(R), A LINE ANNE KLEIN(TM) and the "Lion Head Design" from Anne Klein Company LLC.

         The Anne Klein brand is expected to provide Kasper with the strategic opportunity to expand its business with a high quality brand through a combination of strong licensed products and apparel categories such as sportswear and casual career apparel.

         Commenting on the transaction, Arthur S. Levine, Chairman and Chief Executive Officer of Kasper, stated, "The addition of a high-profile brand name such as Anne Klein will enable us to significantly strengthen our presence among our wholesale accounts, as well as broaden our international presence. Importantly, we will be able to leverage our existing infrastructure to support the profitable growth of this dynamic brand."

         "Our introduction of the Anne Klein(R) and A Line Anne Klein(R) Resort collections in June has met with excellent response from our retail customers. We expect to further build the Anne Klein brand with the Fall 2000 launch of our new suit and sportswear product lines. The strong consumer awareness of the Anne Klein brand combined with our sourcing and production capabilities, as well as our broad distribution, will create substantial worldwide growth opportunities for Kasper."

         Frank R. Mori, President of Takihyo, Anne Klein's parent company, further commented, "Anne Klein is a wonderful brand with a storied past and an exciting future. We are convinced that Arthur Levine and his Kasper team are the perfect fit for Anne Klein. Tomio Taki and I wish them every success."

         Kasper also announced that it had entered into a Revolving Credit Facility led by The Chase Manhattan Bank in order to fund Kasper's working capital requirements and to finance the purchase of the Anne Klein trademarks. The Revolving Credit Facility provides Kasper with two revolving credit lines aggregating up to $125 million and will increase up to $160 million upon the satisfaction of certain conditions.

         Mr. Levine concluded, "The Chase credit facility will provide us with the financial flexibility to pursue our strategic initiatives which include brand marketing, additional in-store shops, expansion of our retail outlet store network, and additional licensing agreements."

         In addition, the Company's previously announced Second Supplemental Indenture, dated as of June 16, 1999, with respect to it's 12.75% Senior Notes due 2004, has become effective.

         Kasper is the leading manufacturer of women's suits, as well as career sportswear and dresses. Kasper's product lines are sold in over 2,000 retail locations throughout the United States, Europe and Canada, and in Kasper's 58 retail outlet stores. Kasper currently distributes its products under the Kasper for A.S.L. (R), LeSuit (TM), Albert Nipon (R), b.bennett(TM), Kasper and Company(R) and Kasper Dress(R) labels and has begun selling Anne Klein(R) and A Line Anne Klein (R) Resort Collections in June 1999. Kasper also licenses its Kasper(R) and Nipon(R) labels for various men's and women's products.


         This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 18, 1999.

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